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Exhibit 1.2

COLONIAL PROPERTIES TRUST
(an Alabama Real Estate Investment Trust)

Depositary Shares
Each Representing 1/10 of a Share of 8 1/8% Series D
Cumulative Redeemable Preferred Shares
($25.00 Liquidation Preference per Depositary Share)

TERMS AGREEMENT

Dated: April 3, 2003

To:	COLONIAL PROPERTIES TRUST 2101 6th Avenue North Suite 750 Birmingham, Alabama

Attention: Chairman of the Board of Trustees

Ladies and Gentlemen:

        We (the "Underwriters") understand that Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), proposes to issue and sell the number of its Depositary Shares Each Representing 1/10 of a Share of 8 1/8% Series D Cumulative Redeemable Preferred Shares ($25.00 Liquidation Preference per Depositary Share), set forth below (the "Depositary Shares") (such Depositary Shares being hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities (as defined in the Underwriting Agreement dated April 3, 2003 (the "Underwriting Agreement")) set forth below opposite their respective names, and a proportionate share of Option Securities (as defined in the Underwriting Agreement) to the extent any are purchased, at the purchase price, and with the underwriting discount, set forth below.

Number of Shares of Initial Underwritten Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,375,000
Bear, Stearns & Co. Inc.	875,000
Salomon Smith Barney Inc.	875,000
Legg Mason Wood Walker, Incorporated	375,000
Wachovia Securities, Inc.	375,000
Ferris, Baker Watts, Incorporated	25,000
Janney Montgomery Scott LLC	25,000
McDonald Investments Inc., a KeyCorp Company	25,000
RBC Dain Rauscher	25,000
Stifel, Nicolaus & Company, Incorporated	25,000

Total	5,000,000

The Underwritten Securities shall have the following terms:

Title of Securities:	Depositary Shares Each Representing 1/10 of a Share of 8 1/8% Series D Cumulative Redeemable Preferred Shares ($25.00 Liquidation Preference per Depositary Share)
Number of Shares:	5,000,000
If applicable, fractional amount of Preferred Shares represented by each Depositary Share:	1/10
Current Ratings:	Standard & Poor's Ratings Service, BB+; Moody's Investor Service, Inc., Ba1
Dividend Rate:	8 1/8% of the liquidation preference per Series D Preferred Share per annum (or $2.03125 per annum per Depositary Share).
Dividend Payment Dates:	On or about January 31, April 30, July 31 and October 31 of each year, commencing on July 31, 2003.
Liquidation Preference:	$250.00 per Series D Preferred Share (or $25.00 per Depositary Share)
Public offering price per share:	$25.00, plus accumulated dividends, if any, from April 30, 2003
Purchase price per share:	$24.2125, plus accumulated dividends, if any, from April 30, 2003
Conversion provisions:	None
Redemption provisions:
The Series D Preferred Shares are not redeemable prior to April 30, 2008. On and after April 30, 2008, the Series D Preferred Shares will be redeemable for cash at the option of the Company (and the Preferred Shares Depositary will redeem the number of Depositary Shares representing the Preferred Shares redeemed), in whole or in part, at $250.00 per share (equivalent to $25.00 per Depositary Share), plus dividends accrued and unpaid to the redemption date.
Sinking fund requirements:	None
Number of Option Securities, if any, that may be purchased by the Underwriters:	None
Price of Option Securities:
The price per Option Security, if any, purchased by the Underwriters will be equal to the purchase price per initial Underwritten Security ($24.2125) plus, if any portion of the Option Securities are delivered after the Closing Time, an amount equal to the product of: (A/360) × 8% × $25.00 × B, where "A" equals the number of days between Closing Time and the respective Date of Delivery and "B" equals the number of Option Securities that are delivered on such Date of Delivery.
Delayed Delivery Contracts:	not authorized
Additional co-managers, if any:	Bear, Stearns & Co. Inc., Salomon Smith Barney Inc., Legg Mason Wood Walker, Incorporated and Wachovia Securities, Inc.

Terms of Lock-up:
The Company will not from the date of this Terms Agreement thorugh the Closing Time, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any depositary shares or any other preferred shares; provided, however, nothing in this Terms Agreement or in Section 3(n) of the Underwriting Agreement shall prohibit the Operating Partnership from issuing units in connection with the acquisition of property of any kind.
Other terms:	Trading of the Depositary Shares on the New York Stock Exchange is expected to commence within 30 days after their initial delivery.
Closing time, date and location:	Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York at 9:00 A.M., Eastern Time, on April 30, 2003

        All the provisions contained in the document attached as Annex A hereto entitled "Colonial Properties Trust—Preferred Shares, Common Shares, Common Share Warrants and Depositary Shares—Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

        Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,
MERRILL LYNCH & CO. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BEAR, STEARNS & CO. INC. SALOMON SMITH BARNEY INC. LEGG MASON WOOD WALKER, INCORPORATED WACHOVIA SECURITIES, INC.
By:	Merrill Lynch & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated
By:	/s/ JOHN P. CASE Name: John P. Case Title: Managing Director
On behalf of itself and each of the Underwriters
Accepted:
COLONIAL PROPERTIES TRUST
By:	/s/ HOWARD B. NELSON, JR. Name: Howard B. Nelson, Jr. Title: Chief Financial Officer and Secretary
COLONIAL REALTY LIMITED PARTNERSHIP, the Operating Partnership
By:	Colonial Properties Trust (its general partner)
By:	/s/ HOWARD B. NELSON, JR. Name: Howard B. Nelson, Jr. Title: Chief Financial Officer and Secretary

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  Exhibit 1.2
TERMS AGREEMENT